SUTRO & CO.
                                                     1150 Santa Monica Boulevard
                                                     Suite 1500
DOUGLAS J. BURKE                                     Los Angeles, CA  90026
MANAGING DIRECTOR                                    310 | 914 0735
INVESTMENT BANKING                                   800 | 471 7799
                                                     310 | 477 6080 FAX
                                                     DBURKE@SUTRO.COM


October 11, 2000                                                    CONFIDENTIAL


Mr. Roger Butterwick
President
AutoTradeCenter.com, Inc.
15170 North Hayden Road
Scottsdale, Arizona  85260

Dear Roger:

This letter agreement sets forth the terms and conditions under which AutoTradeCenter.com, Inc. (the "Company") has retained Sutro & Co. Incorporated ("Sutro") (i) to act as exclusive financial advisor with respect to various transactions including potential Acquisitions (as defined below) and (ii) to act as its exclusive agent with respect to the private placement(s) for approximately $30 million, in one or several offerings in common stock (the "Securities") with institutional and individual investors (the "Investors") for the Company. Such placement(s) of the Securities shall be referred to as the "Private Placement(s)" and our engagement pursuant to this letter agreement (the "Agreement") shall be referred to as the "Engagement".

1) TERMS OF THE ENGAGEMENT. Sutro will assist the Company in effecting the Private Placement on the terms and conditions of this Agreement. In this regard, we propose to undertake the following activities, to the extent each is appropriate, on your behalf:
         i) Advising the Company as to the form and structure of the Private Placement;
         ii) Assisting the Company and its counsel in the preparation of a Private Placement Memorandum (the "Memorandum") concerning the Company and the Securities. Responsibility for the contents of such Memorandum shall be solely that of the Company, and the Memorandum shall not be made available to, or used in discussions with, prospective investors until both the Memorandum and its use for those purposes have been approved by the Company;
         iii)     Identifying  and introducing to, and consulting as to strategy for initiating discussions with, potential Investors;
         iv)      Using its best efforts to  privately-place  the  Securities in one or more offerings with Investors;
         v)       Negotiating the sale of the Securities to Investors; and
         vi) Assisting in the preparation of definitive closing documentation for the Private Placement(s).

                  1.a. Company Information. In connection with Sutro's engagement, the Company represents that all of the data, material, and information concerning the Company (the "Information") furnished to Sutro by it and its advisors and agents shall be accurate and complete in all



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SUTRO & CO.

                           respects at the time furnished; and further agrees that if any of such Information becomes inaccurate, misleading or incomplete during the term of Sutro's engagement hereunder, the Company shall promptly so advise Sutro in writing and correct any such inaccuracy or omission. The Company acknowledges that is the exclusive source of such Information. The Company recognizes and confirms that Sutro, in advising the Company and undertaking the Engagement assignment, will be using and relying on the Information without independent verification or investigation and without performing any appraisal of the assets or business of the Company. The Company authorizes Sutro to use and deliver the Information, and any other data obtained by Sutro from reliable published sources, to potential Investors. Sutro agrees to keep any nonpublic information confidential so long as it remains non-public, unless disclosure is required by law or requested by any governmental or regulatory agency or body, and Sutro will not make any use thereof, except for Sutro's services for the Company as described in this Agreement.

                  1.b. Private Placement Memorandum. Sutro will assist the company and its counsel in the preparation of a Memorandum, and the Company will provide Sutro with the number of copies of such Memorandum, as Sutro shall request. The Company shall represent that the Memorandum and the Information are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made, other than information furnished to the Company by Sutro.

2) EXCLUSIVITY. It is understood that the Company is engaging Sutro on an exclusive basis to act as financial advisor and placement agent in connection with the Private Placement for a period (the "Exclusivity Period") commencing on September 22, 2000, and ending on March 22, 2001, provided, however, that such Exclusivity Period shall be automatically renewed for successive three-month periods unless either party gives notice to the other within 30 days of the expiration of the Exclusivity Period of its desire to terminate this Engagement. In addition, Sutro may, at its sole option, terminate this Engagement without liability if, in the opinion of Sutro, a change has occurred in the Company's financial condition, results of operations, properties, business or prospects, market conditions or the composition of the Compay's management or Board of Directors, which, in Sutro's sole determination, has adversely affected the marketability of the Securities.

         It is expressly understood that the provisions in this Agreement relating to the payment of all fees and expenses of Sections 3 and 4 of this Agreement will survive any such termination of the Engagement or completion of Sutro's services pursuant to this Agreement. The Company shall be obligated to pay Sutro the Advisory Fee and the Warrant (as these terms are defined in paragraph 3 below) if during the Exclusivity Period or within the twelve month period following the termination of this Engagement the Company receives commitments from any Investor (a) identified to the Company by Sutro or (b) with which Sutro or the Company had a discussion regarding the Private Placement, in any instance, during the term of the Engagement and whether or not such discussions were initiated by Sutro. From time to time during the Engagement but not less than monthly, Sutro and the Company will provide each other a complete list of their contacts. It is also understood that the Company will notify Sutro of all solicitations and conversations with potential investors in connection with the potential purchase of the Securities. It is understood that Sutro's involvement in the Private Placement is strictly on a best efforts basis and the consummation of the Private Placement will be subject to, among other things, prevailing market conditions.


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SUTRO & CO.

         It is also expressly understood that Sutro may terminate this Agreement without liability if the Company is unable to secure a lock-up and escrow agreement satisfactory to Sutro for approximately 15,000,000 shares of Common Stock controlled by certain non-management shareholders.

3) COMPENSATION. Sutro's compensation for its services performed pursuant to this Agreement will be determined as follows:

         a) A non-refundable retainer of $25,000 payable upon execution of this Agreement and a retainer warrant (the "Retainer Warrant") to purchase 75,000 of the outstanding common stock on a fully diluted basis payable in warrants at a strike price of $0.01. The warrants will be granted upon the execution of this Agreement and have a ten- year term. The warrants shall contain a cashless exercise provision. The holders of the warrants shall be entitled to unlimited "piggyback" registration rights during the first ten years following the Private Placement. The Company shall bear all costs and expenses in connection with such registrations. The cash portion of the retainer shall be credited against any fees payable to Sutro pursuant to paragraph 3(b).

         b) An advisory fee (the "Advisory Fee") equal to seven percent (7.0%) of the principal amount raised in the Private Placement. In the event that shareholders of the Company sell any of their interest in the Company as a result of the Private Placement, the Advisory Fee shall be seven percent (7%) on the amount paid to selling shareholders. The Advisory Fee will be payable in cash upon the closing of the Private Placement. In the event that the Company receives funding from the following list of investors, the Advisory Fee shall equal five percent (5.0%) on the portion of funds received from such investors: Cahill, Warnock & Company, ING Barings, General Atlantic Partners, Goldman Sachs Credit Partners, Mellon Ventures and Allete/Adess Corporation.

         c) An acquisition fee (the "Acquisition Fee") equal to 3% of the Aggregate Consideration (as defined below in Section 6) if during the Term of this Agreement the Company consummates an Acquisition (as defined below) or reaches a definitive agreement which subsequently results in an Acquisition. The Acquisition Fee will be payable in cash upon the Closing of the Acquisition. However, if the Company identifies an acquisition and does not utilize another investment bank or other similar financial or consulting company to evaluate or analyze the acquisition, then Sutro will not be entitled to a fee. If, however, the Company identifies an acquisition and utilizes Sutro's services, then Sutro shall be entitled to an Acquisition Fee.

                  For purposes of this Agreement, the term "Acquisition" shall be defined to include any merger, consolidation, purchase of assets, tender or exchange offer, leveraged buy-out, formation of a joint venture or partnership, reorganization or other business combination pursuant to which the target (a "Target") is combined with the Company.

         d) A warrant ("Warrant") to purchase ten percent (10%) of the securities sold in this Private Placement. The Warrant will be granted upon the closing of the Private Placement. The Warrant shall have a ten year term and shall have a strike price equal to the price of shares issued in the Private Placement. The
                  Warrant shall contain a cashless exercise provision. The holders of the warrant shall be entitled to unlimited
                  "piggyback" registration rights during the first ten years following the Private Placement. The Company shall bear all costs and expenses in connection with such registrations.

4) FEES AND EXPENSES. In addition to the foregoing fees, and regardless of whether the transaction contemplated by this Agreement is consummated, the Company agrees to promptly reimburse Sutro for all reasonable out-of-pocket expenses not to exceed in total $50,000 without the Company's prior written approval arising out of this Engagement, including but not limited to, such costs as printing, travel, accommodations, meals, telephone, facsimile, courier service, copying, direct computer expenses and the

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SUTRO & CO.

         fees and disbursements of Sutro's legal counsel, if any. The Company also agrees to, prior to the mailing of any Memoranda to any Parties and prior to the commencement of the Financing Roadshow, to (i) reimburse to Sutro any billed but unpaid expenses, and (ii) make an additional expense reimbursement payment of $25,000 so as to prefund the Roadshow expenses to be incurred by Sutro. Additionally, the Company agrees that Sutro is not responsible for the fees and disbursements of special counsel for the Investors, whether or not this transaction is completed. All such fees, expenses and costs will be billed not more frequently than monthly and are payable by the Company promptly upon receipt of Sutro's request. Upon termination or expiration of the Agreement, any unreimbursed fees and expenses will be immediately due and payable.

5) INDEMNIFICATION. In connection with the Engagement of Sutro hereunder, the Company has entered into a separate letter agreement, dated as of the date hereof (the "Indemnification Agreement"), providing for the indemnification of Sutro and certain related parties by the Company.

6)       OTHER TRANSACTIONS.
         Sale Transaction. If during the Exclusivity Period, and prior to any closing of the Private Placement, the Company consummates a Sale Transaction (as defined below) or reaches a definitive agreement which subsequently results in a Sale Transaction or a transaction that has substantially similar effect, the Company agrees to pay or cause to be paid to Sutro, a sale transaction fee (the "Sale Transaction Fee") equal to three percent (3%) of the Aggregate Consideration (as defined below). The Sale Transaction Fee will be payable in cash upon the closing of the Sale Transaction. The term "Sale Transaction" shall be defined to include any merger, consolidation, sale of assets, tender or exchange offer, leveraged buy-out, formation of a joint venture or partnership, reorganization or other business combination, or financing transaction pursuant to which the business of the Company is combined with that of an acquiring entity or any entity affiliated with one or more acquirers (the "Party" or "Parties"), where the Party has at least 75% of the capital stock of the surviving company or has acquired the majority of the Company's assets, or has acquired the right to take control of the Company.

         The term "Aggregate Consideration" shall be defined to include cash, equity securities, the fair market value of revolving credit facilities, straight and convertible debt instruments or other obligations, and any other form of payment or assumption of obligations made to the Company or its shareholders in connection with the Sale Transaction. If any of the consideration to be received by the Company is contingent upon future performance of the Company's operations (e.g. revenues or income), the portion of the Sale Transaction fee attributable to such contingent consideration shall be paid to Sutro at such time or times as the Company receives such consideration.

7) RIGHT OF FIRST REFUSAL. In the event the Company proposes to hire an investment banking firm, the Company hereby grants to Sutro the right of first refusal during the Term and for a period of two year(s) from the completion of the Private Placement to serve as a managing underwriter on any public or private financing (debt or equity), or act as an advisor on any merger, business combination, recapitalization or sale of some or all of the equity or assets of the Company
         (collectively, "Future Services"). In the event the Company notifies Sutro of its intention to pursue an activity that would enable Sutro to exercise its right of first refusal to provide Future Services, Sutro shall notify the Company as soon as practicable of its election to provide such Future Services. The Company agrees to pay, or cause to be paid, to Sutro fees based upon Sutro's customary fees for the services rendered provided, further, that the terms of the Indemnification Agreement shall apply to any additional engagement.

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SUTRO & CO.

8) PRIVATE OFFERING. Sutro agrees that it intends to offer the securities in a manner which will not impair the availability of the private offering exemption from federal securities registration provided by
         Section 4(2) of the Securities Act of 1933, and Regulation D promulgated thereunder, and in accordance with all applicable securities laws of the jurisdictions in which offers or sales of the Securities are made. The Company shall conduct the Private Placement and shall cooperate with Sutro to ensure that the Private Placement is conducted, in compliance with the private offering exemption from federal securities law registration provided by Section 4(2) of the Securities Act of 1933, and Regulation D promulgated thereunder, and the securities laws of the jurisdictions in which offers and sales of the Securities are made by Sutro in accordance with this Agreement.

9) SUCCESSORS. This Agreement and all rights and obligations hereunder shall be binding upon and inure to the benefit of each party's successors, but may not be assigned without the written consent of the other party, which consent shall not be unreasonably withheld.

10) ADDITIONAL SERVICES. It is understood that if Sutro is asked to provide any additional investment banking services for the Company, then the Company shall pay to Sutro additional fees based on Sutro's customary fees for the services rendered and that the terms of the Indemnification Agreement shall apply to any additional engagement.

11) CONTRACTUAL RELATIONSHIP. The Company expressly acknowledges that Sutro has been retained as exclusive financial advisor and placement agent to the Company only, and not as a financial advisor and placement agent to, or agent of, any other person, and that the Engagement is not intended to confer rights upon any persons not a party hereto (including shareholders, employees or creditors of the Company) as against Sutro, Sutro's affiliates or their respective directors, officers, agents and employees.

         It is understood that the Company is a sophisticated business entity that has retained Sutro for the limited purposes set forth in the Agreement, and the Company and Sutro acknowledge and agree that their respective rights and obligations are contractual in nature. Company and Sutro each disclaim any intention to impose fiduciary obligations on the other by virtue of the Engagement contemplated by this Agreement.

12) ENTIRE AGREEMENT/GOVERNING LAW. This Agreement and the Indemnification Agreement constitute the entire agreement between Sutro and the Company relating to this Engagement and supersede and take precedence over all prior agreements or understandings whether oral or written, between Sutro and the Company with respect to this Engagement and may only be modified by written agreement which is signed by both parties. This Agreement and the Indemnification Agreement shall be governed by and construed in accordance with the laws of the State of California.

13) ARBITRATION. Any dispute arising from the interpretation, validity or performance of this Agreement and the Indemnification Agreement or any of their terms and provisions shall be submitted to binding arbitration in accordance with the provisions of the Code of Arbitration Procedure of the National Association of Securities Dealers, Inc. or the Arbitration Rules of the New York Stock Exchange, and judgment upon the award rendered by the arbitrators (or a majority of the arbitrators) may be entered in any court having jurisdiction thereof. In the event there is any dispute involving Sutro and the Company

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SUTRO & CO.

         that is not arbitrated, each of the parties hereby waives its right to a trial by jury. Such arbitration proceeding, or court proceeding if a dispute is not arbitrated, shall take place in San Francisco,
         California. In any such proceeding, the prevailing party shall be entitled to recover from the other its costs and expenses incurred therewith, including reasonable attorneys' fees.

14) SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to us the enclosed duplicate copy of this Agreement. We look forward to working with you and to the successful conclusion of this Engagement.

This Agreement contains a predispute arbitration clause at Section 13.

Very truly yours,

SUTRO & CO. INCORPORATED

By:   /s/ Douglas J. Burke                                 10/11/00
       ------------------------------------              -----------------
       Douglas J. Burke                                  Date
       Managing Director

Accepted and Agreed to as of the date written above:

AUTOTRADECENTER.COM, INC.

By:  /s/ Roger Butterwick
      ---------------------------------------------
      Mr. Roger Butterwick
      President

                                                                    CONFIDENTIAL

October 11, 2000

INDEMNIFICATION AGREEMENT

In consideration of Sutro's agreement to act on behalf of AutoTradeCenter.com, Inc. (the "Company"), in connection with the private placement, pursuant to the engagement letter agreement of even date herewith (the "Agreement"), we hereby agree to indemnify and hold harmless Sutro, its affiliates, the respective partners, directors, officers, agents and employees of Sutro and its affiliates and each person, if any, controlling Sutro or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, (Sutro and each such other person are hereinafter referred to as an "Indemnified Person"), from and against any such losses, claims, damages, expenses and liabilities (or actions in respect thereof), joint or several, as they may be incurred (including all legal fees and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any claim, action, suit, proceeding, loss, damage, expense or liability, whether or not in connection with an action in which any Indemnified Person is a named party) to which any of them may become subject (including in settlement of any action, suit or proceeding, if such settlement is effected with the Company's consent, which consent shall not be unreasonably withheld), and which are related to or arise out of Sutro's engagement, the transaction contemplated by such engagement or any Indemnified Person's role in connection therewith, including, but not limited to, any losses, claims, damages, expenses and liabilities (or actions in respect thereof) arising out of, based upon or caused by any untrue statement or alleged untrue statement of a material fact contained in the offering memorandum, or any amendment or supplement thereto, or in any other document of the Company furnished to any party or to Sutro in connection with the Financing Transaction, or arising out of, based upon or caused by any omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in any of them not misleading. The Company will not, however, be responsible under the foregoing provisions with respect to any loss, claim, damage, expense or liability to the extent that a court having jurisdiction shall have determined by a final judgment (not subject to further appeal) that such loss, claim, damage, expense or liability resulted from actions taken or omitted to be taken by Sutro due to its gross negligence or willful misconduct. All capitalized terms not otherwise defined herein have the same meaning as ascribed to them in the Agreement, unless the context indicates or requires otherwise. Promptly after receipt by an Indemnified Person of notice of the commencement of any action, such Indemnified Person will, if a claim in respect thereof is to be made against the Company, notify the Company of the commencement thereof; but the omission to notify the Company will not relieve it from any liability which it may have to any Indemnified Person otherwise than stated in this Indemnification Agreement. In case any such action is brought against any Indemnified Person, and it notifies the Company of the commencement thereof, the Company will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided, however, that if the defendants in any such action include both the Indemnified Person and the Company and counsel for the Indemnified Person reasonably determines there is a conflict of interest that cannot or should not be waived, the Company shall not have the right to dierct the defense of such action on behalf of such Indemnified Person and such Indemnified Person shall have the right to select separate counsel to defend such action on behalf of such Indemnified Person. After notice from the Company to such Indemnified Person of its election to assume the defense thereof and approval by such Indemnified Person of counsel appointed to defend such action, the Company will not be liable to such Indemnified Person for any legal or other expenses, other than reasonable costs of investigation, incurred by such Indemnified Person in connection with the defense thereof, unless: (i) the Indemnified Person shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that in connection with such action the Company shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances); or (ii) the Company has authorized the employment of counsel for the Indemnified Person at the expense of the Company. After any notice from the Company to such Indemnified Person, the Company will not be liable for the costs and expenses of any settlement of such action effected by such Indemnified Person without the consent of the Company.

If the indemnity referred to above should be, for any reason whatsoever, unenforceable, unavailable to or otherwise insufficient to hold harmless Sutro and each Indemnified Person in connection with the transaction, each Indemnified Person shall be entitled to receive from the Company, and the Company shall pay, contributions for such losses, claims, damages, liabilities and expenses (or actions in respect thereof) so that each Indemnified Person ultimately bears only a portion of such losses, claims, damages, liabilities, expenses and actions as is appropriate (i) to reflect the relative benefits received by Sutro on the one hand and the Company on the other hand in connection with the transaction or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause
(i) above but also the relative fault of Sutro and the Company in connection with the actions or omissions to act which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all losses, claims, damages, liabilities, expenses and actions exceed the amount of the fee actually received by Sutro pursuant to the Agreement. The respective relative benefits received by Sutro and the Company in connection with the transaction shall be deemed to be in the same proportion as the aggregate fee paid to Sutro in connection with the transaction bears to the total consideration of the transaction. The relative fault of Sutro and the Company shall be determined by reference to, among other things, whether the actions or omissions to act were by Sutro or the Company and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission to act.

The indemnity, contribution and expense payment obligations of the Company referred to above shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and the Company. The Company also agrees that the Indemnified Persons shall have no liability to the Company or any person asserting claims on behalf of or in right of the Company for or in connection with any matter referred to in this letter except to the extent that any such liability results from the gross negligence or willful misconduct of Sutro in performing the services that are the subject of this letter and in no event shall such liability exceed the amount of fees actually received by Sutro hereunder.

AUTOTRADECENTER.COM, INC.

By:   /s/ Roger Butterwick                                     10/11/00
       ----------------------------------               ----------------------
       Roger Butterwick                                 Date
       President



Accepted and agreed to as of the date written above:

SUTRO & CO. INCORPORATED

By:      /s/ Douglas J. Burke
        -------------------------------------
         Douglas J. Burke
         Managing Director